Exhibit 99.1

NEWS RELEASE
For Immediate Release
May 3, 2007

Chesapeake Reports First-Quarter 2007 Results

First-Quarter Highlights:

•  Consolidated net sales for the first quarter of 2007 were up 7 percent compared to the first quarter of 2006. Excluding changes in foreign currency exchange rates and the effects of acquisitions and divestitures, net sales were up 3 percent compared to the first quarter of 2006.

•  Operating income, exclusive of gains or losses on divestitures and restructuring expenses, asset impairments and other exit costs, for the first quarter of 2007 was $16.0 million, compared to $11.2 million for the first quarter of 2006. Changes in foreign currency exchange rates increased the 2007 results $1.4 million compared to the 2006 results.

RICHMOND, Va. - Chesapeake Corporation (NYSE: CSK) today reported income from continuing operations of $0.9 million, or $0.05 per share, for the first quarter of 2007 compared to a loss from continuing operations of $3.8 million, or $0.20 per share, for the first quarter of 2006. Including discontinued operations, the company reported net income of $0.7 million, or $0.04 per share, for the first quarter of 2007 compared to a net loss of $4.7 million, or $0.24 per share, for the first quarter of 2006.

The first-quarter results for 2007 included a net after-tax loss of $0.7 million, or $0.03 per share, for restructuring expenses, asset impairments and other exit costs, primarily related to the company’s global cost savings program. The first quarter results for 2006 included a net after-tax loss of $4.0 million, or $0.21 per share, for divestitures, restructuring expenses, asset impairments and other exit costs, primarily related to the company’s global cost savings program.

Income from continuing operations, exclusive of losses on extinguishment of debt, gains or losses on divestitures and restructuring expenses, asset impairments and other exit costs, was $1.6 million, or $0.08 per share, for the first quarter of 2007, compared to $0.8 million, or $0.04 per share, for the first quarter of 2006.

After thorough consideration the Board of Directors has concluded that, in light of the cash required to continue to strategically reposition the company’s manufacturing footprint to meet customers’ requirements and to continue to improve its cost structure, it is appropriate and in the best long-term interests of the stockholders to suspend payment of a quarterly cash dividend following payment of the May 15, 2007 dividend.

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“I am pleased with the improvement in operating results during the first quarter of 2007,” said Andrew J. Kohut, Chesapeake’s president & chief executive officer. “We can see the benefits from our cost savings program and the improved funding status of our pension plans. In addition, I am excited about our recently announced investments in Hungary and China to facilitate growth in our specialty chemical and paper-based pharmaceutical packaging businesses. I believe that suspending payment of a dividend is an important step to improving long-term shareholder value by increasing our financial flexibility and strengthening our balance sheet.

“Given the strong start to the year, we expect 2007 operating earnings, exclusive of costs associated with our global cost savings program, to improve despite the impact of losing a significant portion of our tobacco packaging business,” Kohut added. “However, we expect earnings per share improvement to be challenging for the remainder of the year because of continued high interest costs and an expected higher tax rate.”

Segment Results

The following discussion compares the results of the business segments for the first quarter of 2007 with the first quarter of 2006. The company’s segment operating income measure excludes gains (losses) on divestitures and restructuring expenses, asset impairments and other exit costs.

Paperboard Packaging

•  Net sales for the Paperboard Packaging segment were $225.3 million for the first quarter of 2007, an increase of $19.5 million, or 9 percent, from the comparable period in 2006. Excluding changes in foreign currency exchange rates, which increased net sales $19.5 million, net sales were comparable to the same period last year. The flat sales for the first quarter reflected increased sales of pharmaceutical and healthcare packaging offset by lower sales of tobacco and branded products packaging.

•  Operating income for the Paperboard Packaging segment for the first quarter of 2007 was $12.8 million, an increase of $3.3 million, or 35 percent, versus the comparable period in 2006. Excluding changes in foreign currency exchange rates, which increased operating income $1.2 million, operating income was up 22 percent for the quarter. The increase in operating income was primarily due to benefits resulting from the company’s cost savings program and reduced pension expense, partly offset by lower sales of tobacco packaging.

Plastic Packaging

•  Net sales for the Plastic Packaging segment were $46.7 million for the first quarter of 2007, a decrease of $0.7 million, or 1 percent, from the comparable period in 2006. Foreign currency exchange rates decreased net sales by $0.2 million in the first quarter of 2007 compared to the first quarter of 2006. Excluding changes in foreign currency exchange rates and the effects of acquisitions and divestitures, net sales increased 17 percent for the first quarter of 2007 over the comparable quarter in 2006. The increase in net sales during the quarter was primarily due to increased sales of food and beverage packaging resulting from both increased volume and the partial pass-through of higher raw material costs.

•  Operating income for the Plastic Packaging segment for the first quarter of 2007 was $7.0 million, an increase of $1.3 million, or 23 percent, from the comparable period in 2006. Excluding changes in foreign currency exchange rates, which increased operating income $0.2 million, operating income was up 19 percent for the quarter. The increase in operating income was primarily due to increased sales of food and beverage packaging.

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Other information:

•  First-quarter 2007 results included adjustments from prior periods the net impact of which reduced income from continuing operations before taxes by $0.1 million, income from continuing operations by $0.7 million and net income by $0.5 million.  The adjustments, which were deemed immaterial to the current and prior periods, included (1) an understatement of taxable income in a non-U.S. tax jurisdiction related to shared expenses of subsidiaries and (2) balance sheet adjustments on central ledgers related to assets that had been previously disposed of or impaired.

•  In November 2005 the company announced a $25-million global cost savings program aimed at improving or rationalizing underperforming operations, improving operational processes and reducing the overall company-wide cost structure. Since the program’s inception, the company has recorded net pre-tax charges for divestitures and restructuring, asset impairments and other exit costs of approximately $25.3 million ($7.9 million of which are included in discontinued operations) and made cash payments related to program initiatives of approximately $24.0 million. In addition, the company has recovered approximately $26.7 million of cash in sale proceeds on operations and other assets divested under this program. Global cost saving program actions initiated to date, once complete, are expected to result in annualized cost savings of approximately $25 million. The company is evaluating potential additional cost savings actions that, combined with the cost savings actions initiated to date, would exceed the $25-million annualized cost savings goal.

•  Restructuring expenses, asset impairments and other exit costs were $0.8 million for the first quarter of 2007, compared to $4.0 million for the first quarter of 2006. The charges in both quarters primarily related to activities undertaken as part of the company’s $25-million global cost savings program.

•  Pension and other postretirement benefits expense decreased approximately $1.3 million for the first quarter of 2007 compared to the first quarter of 2006.

•  The company’s effective income tax rate is heavily influenced by the relationship of U.S. to non-U.S. pre-tax income (losses), as well as by management’s expectations as to recovery of its U.S. and certain foreign jurisdiction deferred income tax assets and any settlements of income tax contingencies with income tax authorities. The company's effective income tax rate from continuing operations for the first quarter of 2007 was 80 percent, compared to zero percent for the first quarter of 2006. The company’s 2007 effective income tax rate is adversely affected by changes of approximately $0.6 million related to the tax effects of the prior-period adjustments that were recorded in the first quarter of 2007.

•  Net cash generated by operating activities was $14.2 million for the first quarter of 2007, compared to net cash used in operating activities of $11.0 million for the first quarter of 2006. The increase in net cash generated by operating activities was primarily due to increased operating income and decreased working capital usage, as well as decreased spending associated with the global cost savings program and pension funding. Exclusive of restructuring spending, net cash generated by operating activities was $16.3 million for the first quarter 2007 compared to net cash used in operating activities of $5.6 million for the first quarter 2006.

•  Total debt at April 1, 2007, was $474.5 million compared to $467.8 million at December 31, 2006. Changes in foreign currency exchange rates increased total debt approximately $2.5 million at the end of the first quarter of 2007 compared to the end of fiscal year 2006.

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•  The company adopted FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109, Accounting for Income Taxes, which clarifies the accounting for uncertainty in income taxes on January 1, 2007. The cumulative effect of the change in accounting principle for the adoption of FIN 48 resulted in an increase in the company’s opening retained earnings of $1.8 million for fiscal 2007.

Use of Non-GAAP Financial Measures

The company presents the following measures of results each adjusted to exclude goodwill impairment charges, gains (losses) on the extinguishment of debt, gains (losses) on divestitures, and restructuring expenses, asset impairments and other exit costs as non-GAAP financial measures: operating income; income (loss) from continuing operations; earnings per share from continuing operations; and cash flows from operating activities. The company’s management believes these non-GAAP measures provide investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because they exclude gains and losses that management believes are not indicative of the ongoing operating results of the business. In addition, these non-GAAP measures are used by management to evaluate the operating performance of the company. The presentation of this additional information is not meant to be considered in isolation or as a substitute for operating income, income from continuing operations, earnings per share from continuing operations or cash flows from operating activities as determined in accordance with GAAP. Reconciliation of these non-GAAP measures to operating income, income from continuing operations, earnings per share from continuing operations and cash flows from operating activities are provided in the schedules of this release.

Chesapeake will hold a conference call today at 11 a.m. Eastern Daylight Time to discuss its first -quarter 2007 results. The conference call may be accessed via the Investor Relations section of Chesapeake Corporation's website at http://www.cskcorp.com. Simply click on the "Investor Relations" button in the left column, then on "Conference Calls." A replay of the webcast will be available later today in that same section of Chesapeake's website.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe’s premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has 47 locations in Europe, North America, Africa and Asia and employs approximately 5,500 people worldwide.

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This news release, including the comments by Andrew J. Kohut, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: the company’s inability to realize the full extent of the expected savings or benefits from the $25-million global cost savings program and to complete such activities in accordance with its planned timetable and within the expected cost range; competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials, and the ability of the company to pass through increases in raw material costs to its customers; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations; interest rates; fluctuations in foreign currency exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.

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Media Relations Contact:
Joseph C. Vagi
Manager - Corporate Communications
(804) 697-1110
joe.vagi@cskcorp.com
www.cskcorp.com

Investor Relations Contact:
Joel K. Mostrom
Senior Vice President & Chief Financial Officer
(804) 697-1147
joel.mostrom@cskcorp.com
www.cskcorp.com

Chesapeake Corporation
Financial Information (Unaudited)
(In millions, except per share data)

INCOME STATEMENTS	First Quarter
	2007	2006

Net sales	$272.0	$253.2
Costs and expenses:
Cost of products sold	222.4	208.6
Selling, general and administrative expenses	34.2	34.3
Restructuring expenses, asset impairments and other exit costs (a)	0.8	4.0
Loss on divestitures (b)	-	1.0
Other income, net	0.6	0.9
Operating income	15.2	6.2

Interest expense, net	10.7	9.4
Loss on extinguishment of debt	-	0.6
Income (loss) from continuing operations before taxes	4.5	(3.8)

Income tax expense	3.6	-
Income (loss) from continuing operations	0.9	(3.8)

Discontinued operations, net of taxes (c)	(0.2)	(0.9)
Net income (loss)	$0.7	$(4.7)

Diluted earnings per share:
Income (loss) from continuing operations	$0.05	$(0.20)
Discontinued operations, net of taxes (c)	(0.01)	(0.04)
Net income (loss)	$0.04	$(0.24)

Weighted average shares and equivalents outstanding - diluted	19.4	19.4

Other items:
Depreciation and amortization	$13.2	$14.7
Net cash provided by (used in) operating activities	14.2	(11.0)
Net cash provided by (used in) operating activities, exclusive	16.3	(5.6)
of restructuring spending
Capital expenditures	12.5	12.4

(a) Restructuring expenses, asset impairments and other exit costs in both 2006 and 2007 primarily represents costs associated with restructuring initiatives under the company's $25-million global cost savings program.

(b) Loss on divestitures for 2006 reflects the net loss on the sale of the company's plastic packaging operation in Northern Ireland.

(c) Discontinued operations during 2006 primarily reflects the historical operating results of the company's French luxury packaging business ("CLP").

Chesapeake Corporation
Financial Information (Unaudited)
(In millions, except per share data)

	First Quarter
	2007	2006
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Operating income	$15.2	$6.2
Add: restructuring expenses, asset impairments and other exit costs	0.8	4.0
Add: loss on divestitures	-	1.0
Operating income exclusive of restructuring expenses,
asset impairments and other exit costs, and loss on divestitures	$16.0	$11.2

Income (loss) from continuing operations	$0.9	$(3.8)
Add: restructuring expenses, asset impairments and other exit
costs after taxes	0.7	2.8
Add: loss on divestitures after taxes	-	1.2
Add: loss on extinguishment of debt after taxes	-	0.6
Income from continuing operations exclusive of losses
associated with restructuring expenses, asset
impairments and other exit costs,
loss on divestitures and the extinguishment of debt	$1.6	$0.8

Earnings per share from continuing operations	$0.05	$(0.20)
Add: restructuring expenses, asset impairments and other exit
costs after taxes	0.03	0.14
Add: loss on divestitures after taxes	-	0.07
Add: loss on extinguishment of debt after taxes	-	0.03
Earnings per share from continuing operations exclusive of
losses associated with restructuring expenses, asset
impairments and other exit costs, loss
on divestitures and the extinguishment of debt	$0.08	$0.04

Cash flows from operating activities	$14.2	$(11.0)
Add: cash spending for restructuring activities	2.1	5.4
Cash flows from operating activities exclusive of restructuring
spending	$16.3	$(5.6)

BALANCE SHEETS
(in millions, unaudited)	April 1,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$12.8	$7.8
Accounts receivable, net	161.2	146.7
Inventories, net	111.4	109.4
Other current assets	25.0	23.0
Total current assets	310.4	286.9

Property, plant and equipment, net	351.5	354.1
Goodwill	382.7	381.2
Other assets	89.9	92.6
Total assets	$1,134.5	$1,114.8

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$228.7	$220.7
Current portion of long-term debt	8.1	11.8
Income taxes payable	3.9	18.1
Dividends payable	4.3	4.4
Total current liabilities	245.0	255.0

Long-term debt	466.4	456.0
Pension and postretirement benefits	102.1	102.7
Deferred income taxes	6.5	9.6
Long-term income taxes payable	20.7	-
Other long-term liabilities	57.4	57.8
Stockholders' equity	236.4	233.7
Total liabilities and stockholders' equity	$1,134.5	$1,114.8

	First Quarter
BUSINESS SEGMENT HIGHLIGHTS	2007	2006
(in millions, unaudited)

Net sales:
Paperboard Packaging	$225.3	$205.8
Plastic Packaging	46.7	47.4
	$272.0	$253.2

Operating income:
Paperboard Packaging	$12.8	$9.5
Plastic Packaging	7.0	5.7
Corporate	(3.8)	(4.0)
Restructuring expenses, asset impairments and
other exit costs	(0.8)	(4.0)
Loss on divestitures	-	(1.0)
	$15.2	$6.2

Depreciation and amortization:
Paperboard Packaging	$11.4	$12.2
Plastic Packaging	1.7	2.4
Corporate	0.1	-
Discontinued Operations	0.0	0.1
	$13.2	$14.7